Filed Pursuant to Rule 424(b)(5)
Registration Number 333-97697
333-97697-01
Prospectus Supplement
(To Prospectus Dated November 20, 2002)

$350,000,000

5.00% Senior Notes due 2014

        The notes will mature on March 15, 2014. Interest on the notes will accrue from March 5, 2004 and will be payable on March 15 and September 15 of each year beginning on September 15, 2004. We may redeem some or all of the notes at any time at the redemption prices discussed under the caption “Description of Notes — Optional Redemption” in this prospectus supplement. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

      The notes will be unsecured obligations of Waste Management, Inc. and will be unconditionally guaranteed by our wholly owned subsidiary Waste Management Holdings, Inc. The notes will rank equally in contractual right of payment with all of our other unsecured and unsubordinated senior indebtedness. The indenture under which we are issuing the notes does not restrict our ability to incur additional senior indebtedness.

       See “Risk Factors” beginning on page S-2 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of risks that you should consider in connection with an investment in the notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us

Per Note	99.624%	0.650%	98.974%
Total	$348,684,000	$2,275,000	$346,409,000

(1)	Plus accrued interest from March 5, 2004 if delivery occurs after that date.

      The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

      The underwriters expect to deliver the notes to investors through the book-entry system of The Depository Trust Company on or about March 5, 2004.

Joint Book-Running and Joint Lead Managers

Barclays Capital	Deutsche Bank Securities	JPMorgan

ABN AMRO Incorporated

BNP PARIBAS

PNC Capital Markets, Inc.

Scotia Capital

SunTrust Robinson Humphreys

Wachovia Securities

March 2, 2004

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information we previously filed with the SEC and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results operations and prospects may have changed since those dates.

      As used in this prospectus supplement, the terms “Waste Management,” “we,” “us” or “our” refer to Waste Management, Inc. and its subsidiaries, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

      The information in this prospectus supplement is accurate only as of the date hereof, and will not be updated as a result of new information or future events or developments.

      This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements within the meaning of the securities laws about our financial results, estimates and business prospects. While these forward-looking statements reflect our current views on future events and financial performance, they involve substantial risks and uncertainties. You can identify these statements by the fact they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ are:

•	potential liability for environmental damages resulting from our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, development or expansion projects, uncompleted acquisitions or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	the effect that price fluctuations on commodity prices may have on our operating revenues;

•	the outcome of litigation or threatened litigation;

•	the effect competition in our industry could have on our profitability;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	possible increases in operating expenses due to fuel price increases or fuel supply shortages;

•	the effects of general economic conditions, including the impact of potential interest rate fluctuations and the ability of insurers to fully or timely meet their contractual commitments and of surety companies to continue to issue surety bonds;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

RISK FACTORS

      The following is a discussion of certain risk factors that relate specifically to an investment in the notes. You should carefully consider the risks below, as well as those contained in the accompanying prospectus and in our Annual Report on Form 10-K, which is incorporated by reference. These documents include additional risks related to our business. However, all of the risks disclosed are not the only risks that we may face. There may be additional risks not presently known to us or that we currently deem immaterial which also may materially impair our business operations and ability to repay the notes.

Risks Relating to an Investment in the Notes

The notes are subordinate to the obligations of our operating subsidiaries

      As a holding company, we conduct our operations through our subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries’ declaration of bankruptcy, liquidation or reorganization could adversely affect their ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is also, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions.

      We have recently increased our use of tax-exempt financing by our operating subsidiaries, and plan to continue this financing strategy in the future. As a result, we expect that over time the aggregate amount of debt at the parent company level will decrease relative to the aggregate amount of debt owed by our operating subsidiaries. This means that the notes may be structurally subordinate to increasing amounts of indebtedness of our operating subsidiaries. Any inability of our operating subsidiaries to pay amounts to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the notes.

We have substantial indebtedness

      We have substantial indebtedness. At December 31, 2003, our ratio of total debt to total capitalization was approximately 60% and our total consolidated indebtedness as of December 31, 2003 was approximately $8.5 billion. Our annual debt service obligations vary due to differing maturities on all of our debt instruments; however, our total interest expense for the twelve months ended December 31, 2003 was approximately $439 million. A 1% increase in interest rates would increase our forecasted interest expense for 2004 by approximately 7%, or $32 million. Such an increase would cause our coverage ratio, which is one of our debt covenants and is calculated as consolidated net income plus interest and income taxes over interest expense, to decrease from 3.45 to 1 to 3.23 to 1 as of December 31, 2003. Although such an interest rate increase would also affect our other debt covenants, we would still be in compliance with all of these covenants, including the coverage ratio covenant. However, any more substantial increases in interest rates could affect our compliance with our debt covenants, liquidity and ability to service our debt, including making payments on the notes.

      The degree to which we are leveraged could adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns or competitive pressures, all of which could adversely affect our ability to meet our debt service obligations. Additionally, our indentures do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. The incurrence of additional debt would exacerbate any risks associated with our liquidity.

Fraudulent transfer statutes may limit your rights under guarantees of the notes

      Our obligations under the notes will be guaranteed by our wholly-owned subsidiary, Waste Management Holdings, or WM Holdings. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of WM Holdings may challenge the guarantees as fraudulent transfers under relevant federal and state laws. Under certain circumstances, including a finding that WM Holdings was insolvent at the time its guarantees were issued, a court could hold that the obligations of WM Holdings under the guarantees may be voided or are subordinate to other obligations of WM Holdings, or that the amount for which WM Holdings is liable under its guarantees of the notes may be limited. If a court determined that WM Holdings was insolvent on the date the guarantees of the notes were issued, or that the guarantees constituted fraudulent transfers on another ground, the claims of creditors of WM Holdings would effectively have priority with respect to WM Holdings’ assets and earnings over the claims of the holders of the notes.

You may not be able to sell the notes

      There will be no active trading market for the notes, and a market may never develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the notes to trade at a discount are:

•	increases in then prevailing interest rates;

•	declines in our credit worthiness;

•	weakness in the markets for similar securities; and

•	declining general economic conditions.

OUR COMPANY

      We are the leading provider of integrated waste services in North America. Through our subsidiaries, we provide collection, transfer, recycling and resource recovery and disposal services. We are also a leading developer, operator and owner of waste-to-energy facilities in the United States. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, electric utilities and governmental entities.

      Our principal offices are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002. Our telephone number at that address is (713) 512-6200. Our website address is http://www.wm.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are all available, free of charge, on our website as soon as practicable after we file them with the SEC. Except as specifically provided herein, we are not incorporating by reference information contained on our website. See “Where to Find More Information” in the accompanying prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “WMI.”

USE OF PROCEEDS

      We expect the net proceeds from the offering of the notes to be approximately $346.3 million, after deducting discounts to the underwriters and estimated expenses of the offering. We intend to use the net proceeds, together with cash on hand, to retire all $150 million principal amount of our outstanding 8% senior notes due April 30, 2004 and all $200 million of our outstanding 6.5% senior notes due May 15, 2004. Pending application of the proceeds as described, we will temporarily invest the proceeds in short-term investments.

DESCRIPTION OF NOTES

      The notes are a new series of debt securities described in the accompanying prospectus that will be issued under an Indenture dated as of September 10, 1997, between us and JPMorgan Chase Bank (the successor to The Chase Manhattan Bank), as Trustee. We will issue the notes pursuant to a resolution of our Board of Directors and accompanying officers’ certificate setting forth the specific terms applicable to the notes.

      This Description of Notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this Description of Notes is only a summary, you should refer to the Indenture and the notes, forms of which are available from us, for a complete description of our obligations and your rights.

General

      The Notes. The notes:

•	are our general unsecured, senior obligations;

•	constitute a new series of debt securities issued under the Indenture and will be initially limited to an aggregate principal amount of $350 million;

•	mature on March 15, 2014;

•	are unconditionally guaranteed by our wholly-owned subsidiary WM Holdings;

•	will not be entitled to the benefit of any sinking fund;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•	will be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with DTC.

      Interest. Interest on the notes will:

•	accrue at the rate of 5% per annum;

•	accrue from March 5, 2004 or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2004;

•	be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

      Payment and Transfer.

      Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 55 Water Street, Room 234, New York, New York 10041).

      Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the Trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

      No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before selection of notes to be redeemed.

      The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

      The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points;

plus, in either case, accrued interest to the date of redemption.

      Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

      The factors that we generally consider in determining whether to redeem notes are (1) whether the current rates on new notes would be considerably less than the interest rates on the notes to be redeemed after consideration of any make-whole provision, (2) whether we have excess cash on hand and decide to reduce debt levels and (3) whether we are involved in a substantial merger or acquisition in which it becomes necessary to redeem the notes because of a debt restructuring agreement. However, given the substantial expense we would incur in redeeming the notes due to the calculation of the redemption price described above, we do not believe that we would redeem the notes in the ordinary course of our business. We are currently unaware of any circumstances under which we would redeem the notes.

      For purposes of determining the optional redemption price, the following definitions are applicable:

      “Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

      “Independent Investment Banker” means any of Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (and their respective successors), or, if all of such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

      “Comparable Treasury Price” means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury

Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

      “Reference Treasury Dealer” means (i) each of Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”), in which case we will substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

      The notes will be subject to defeasance and discharge and to covenant defeasance as provided under “Description of Debt Securities — Provisions Applicable to Both Senior and Subordinated Debt Securities — Defeasance and Discharge” in the accompanying prospectus.

Ranking

      The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future senior unsecured indebtedness.

      The Indenture does not limit the amount of debt securities that we may issue. From time to time, we may issue additional debt securities under the Indenture in separate series, each up to the aggregate amount authorized for such series, or we may reopen an existing series of debt securities under the Indenture by issuing further debt securities of the same series with substantially the same terms. See “—Further Issuances.”

      We currently conduct substantially all our operations through our operating subsidiaries, and those subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our operating subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our operating subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our operating subsidiaries, including trade payables and all debt obligations of those subsidiaries, such as our tax-exempt financings. This means that holders of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. For a description of the limitations on our ability to incur secured debt, see “Description of Debt Securities — Provisions Applicable Solely to Senior Debt Securities” in the accompanying prospectus.

      As of December 31, 2003, our operating subsidiaries had approximately $2.5 billion of indebtedness and WM Holdings had approximately $1.5 billion of indebtedness (excluding guarantees of $4.2 billion of our senior debt), in each case excluding intercompany loans. As of December 31, 2003, as adjusted to give effect to the issuance of the notes and the application of the net proceeds from the issuance, we would have had an aggregate of $8.5 billion of consolidated indebtedness.

Guarantee

      WM Holdings will guarantee our obligations under the notes. The guarantees will be a general, unsecured obligation of WM Holdings and will rank equally in contractual right of payment with all existing and future unsubordinated indebtedness of WM Holdings. In an attempt to limit the applicability of fraudulent transfer laws, the guarantee agreement limits the amount of the guarantees to the amount that will result in the guarantees not constituting a fraudulent transfer or improper corporate distribution.

      The guarantees of the notes shall be binding on WM Holdings, its successors and assigns, and shall continue in full force and effect for the benefit of holders of the notes until the earliest to occur of:

•	the consolidation or merger of WM Holdings into Waste Management or its successor;

•	the consolidation or merger of Waste Management or its successor into WM Holdings;

•	payment in full of all interest and principal due on the notes; or

•	the release of the guarantees by WM Holdings of obligations of Waste Management under its credit facilities (or any replacement or new principal credit facility). Our credit facilities currently state that WM Holdings’ guarantees under the facilities can only be released with the written consent of each of the banks that is a party thereto.

Certain Covenants

      Certain covenants in the Indenture limit our ability and the ability of our subsidiaries to:

•	create or permit to exist liens; and

•	enter into sale and leaseback transactions.

      For a description of these covenants, see “Description of Debt Securities — Provisions Applicable Solely to Senior Debt Securities” in the accompanying prospectus.

Further Issuances

      We may from time to time, without notice or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

Book-Entry System

      We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. Please read “Description of Debt Securities — Book-Entry System” and “Description of Debt Securities — Description of the Depositary” in the accompanying prospectus for a description of DTC and DTC’s book-entry system.

      Neither we, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

      So long as the notes are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments on the notes issued as global notes will be made by us in immediately available funds.

UNDERWRITING

      Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount

Barclays Capital Inc.	$93,333,000
Deutsche Bank Securities Inc.	93,333,000
J.P. Morgan Securities Inc.	93,333,000
ABN AMRO Incorporated	11,667,000
BNP Paribas Securities Corp.	11,667,000
PNC Capital Markets, Inc.	11,667,000
Scotia Capital (USA) Inc.	11,667,000
SunTrust Capital Markets, Inc.	11,667,000
Wachovia Capital Markets, LLC	11,666,000

Total	$350,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

      The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us

Per note	0.650%

      In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our total expenses for this offering will be $150,000.

      We have agreed that we will not offer to sell any of our debt securities (other than the notes, bank borrowings and commercial paper) for a period of 30 days after the date of this prospectus supplement without the prior written consent of the representatives.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      Certain of the underwriters or their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Trustee with respect to the notes is an affiliate of J.P. Morgan Securities Inc. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      Certain of the underwriters will make the securities available for distribution on the Internet through a proprietary web site and/or third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between the representatives and their respective customers, and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from the representatives based on transactions they conduct through the system. The representatives will make the securities available for distribution to their respective customers through a proprietary web site and/or Market Axess Inc. on the same terms as distributions made through other channels.

LEGAL MATTERS

      Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to this offering.

EXPERTS

      The consolidated financial statements and schedule of Waste Management, Inc. appearing in Waste Management, Inc.’s Annual Report on Form 10-K as of December 31, 2003 and for the years ended December 31, 2003 and 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The audited consolidated financial statements of Waste Management, Inc. for the year ended December 31, 2001 appearing in Waste Management, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. The consent of Arthur Andersen LLP to the inclusion of their report in this prospectus is omitted pursuant to Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PROSPECTUS

Waste Management, Inc.

$1,868,070,886

Debt Securities

(as may be fully and unconditionally guaranteed,
as described herein, by Waste Management Holdings, Inc.)

Common Stock

        We may offer from time to time:

•	Debt securities, whether or not guaranteed by Waste Management Holdings, Inc.

•	Shares of our common stock

      Our shares of common stock are listed on the New York Stock Exchange under the symbol “WMI.”

Consider carefully the Risk Factors beginning on page 3.

       We will provide a prospectus supplement each time we issue the securities covered by this prospectus. The prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

      You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2002.

WHERE TO FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (Reg. No. 333-97697) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the Commission and may be inspected without charge. We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings, including the registration statement, are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You can also read and copy any document we file at:

•	the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and

•	the regional offices of the Commission located at:

•	500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and

•	233 Broadway, New York, New York 10279.

      Please call the Commission at 1-800-SEC-0330 for more information about the public reference facilities.

      You can also inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are listed.

      We are incorporating by reference in this prospectus some information we file with the Commission. This means that we are disclosing important information to you by referring you to those documents. Specifically, we incorporate by reference the documents set forth below that we have previously filed with the Commission:

Commission Filings (File No. 1-12154)	Period/Date

• Annual Report on Form 10-K	Year ended December 31, 2001
• Quarterly Reports on Form 10-Q	Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002
• Current Reports on Form 8-K	March 22, 2002 and August 13, 2002

      We also incorporate by reference the information contained in any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities covered by this prospectus, which information will be deemed to automatically update and supersede this information.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Waste Management, Inc.

1001 Fannin Street, Suite 4000
Houston, Texas 77002
(713) 512-6200
Attn: Corporate Secretary

      In this prospectus, the terms “our,” “we,” “us,” “Waste Management,” and similar terms refer to Waste Management, Inc. and include all of our consolidated subsidiaries unless the context requires otherwise. When we use “Waste Management Holdings” or “guarantor,” we are referring to our wholly-owned subsidiary and the additional registrant guarantor, Waste Management Holdings, Inc. The term “you” refers to a holder of securities offered by means of this prospectus.

OUR COMPANY

      Waste Management is its industry’s leading provider of integrated waste services in North America. Through our subsidiaries, we provide collection, transfer, recycling and resource recovery, and disposal services. We are also a leading developer, operator and owner of waste-to-energy facilities in the United States. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, governmental entities and independent power market participants.

      Our collection services involve picking up and transporting waste from where it was generated to a disposal site. We also operate transfer stations, which are facilities located near residential and commercial collection routes where collection trucks take the solid waste that has been collected. The solid waste is then transferred via transfer trucks or rail to disposal sites. These disposal sites include landfills, which are the main depository for solid waste in North America, as well as waste-to-energy facilities. As of December 31, 2001, we owned or operated 297 solid waste landfills, five hazardous waste landfills and 16 waste-to-energy facilities. The solid waste landfills are where non-hazardous waste is deposited. We use state-of-the-art liners, leachate collection, ground water monitoring and gas control systems at our landfills designed to protect the environment. All of our landfills are designed and operated under highly regulated and prescribed procedures. Our hazardous waste landfills are secure sites that have been permitted by the federal government. Generally, only hazardous waste in a stable, solid form can be deposited into our hazardous waste landfills. However, hazardous waste can sometimes be treated before disposal. We operate a hazardous waste facility at which it isolates treated hazardous wastes in liquid form by injection into deep wells that have been drilled into rock formation far below the base of fresh water to a point that is separated by other geological confining layers. Our waste-to-energy facilities are where solid waste is burned to produce steam that is used to generate electricity. In addition to disposing of waste, we offer recycling services, which involve the removal of reusable materials from the waste stream for processing or resale.

      We also operate methane gas recovery projects at some of our landfills, where we collect the methane gas that is generated at the landfill by decomposing waste and process it for sale to be used primarily to fuel power electricity generators. We also rent and service portable toilet facilities, provide street sweeping services, and provide full service waste services at customers’ industrial plants, known as “in-plant services.” Finally, we own and operate independent power production plants that cogenerate electricity for sale to customers.

      Our total revenues were $13.1 billion, $12.5 billion and $11.3 billion for the years ended December 31, 1999, 2000 and 2001, respectively. Our net (loss) income for the years ended December 31, 1999, 2000 and 2001 was $(398) million, $(97) million and $503 million, respectively. Our revenues and net income for the nine months ended September 30, 2002 were $8.3 billion and $586 million, respectively.

      In the past, our primary growth strategy was to purchase revenue through acquisitions. However, we are now working on becoming a company of operational excellence by focusing on our new business strategy announced earlier this year. This strategy is designed to emphasize internal growth and enable us to meet our continuing objective of operational excellence. We continue to pursue the key points of our strategy, including:

      Local Market Business Integration. We are creating integrated local business strategies for all of our lines of operations, including collection, disposal (including waste-to-energy plants), transfer and recycling, with the goal of improving the utilization of our asset base;

      Service Excellence. We are designing and implementing new procedures to better meet our customers’ requirements;

      Procurement. We are implementing a procurement and sourcing process that will leverage our size and total purchasing ability to realize savings and discounts through consolidation and reduction of the number of suppliers we use;

      Information Technology. We are continuing to improve system processes and capabilities needed to transition our entire company to our business model of operational excellence;

      People Performance Management. We are aligning our incentive compensation with our strategies and guiding changes in our corporate culture;

      Safety, Ethics and Compliance. We are committed to providing a safe workplace for all employees and are creating a compliance culture in which abidance with laws and regulations and focus on integrity are the key factors;

      Price/Revenue Management. We are improving our pricing analysis capabilities and developing and implementing new revenue management systems;

      Sales Force Effectiveness. We are providing tools, leadership and incentives throughout our company that are designed to enable our sales force to improve its effectiveness and increase revenue; and

      Financing. We are utilizing a significant portion of our free cash flow to repurchase common stock as a means of enhancing stockholder value.

      In March 2002, we announced our plan to adopt a new organizational structure to support our business strategy. The new structure is designed to make us more market-based and customer driven, thereby aligning our organizational structure with our strategy. The new structure aligns the decision-making, staff support and operations of the field with metropolitan statistical areas that closely parallel the generation, transport and movement of solid waste in the United States. We believe that our new structure will improve our business by optimizing our resources, assets and people to lower our cost structure.

      We recorded $1 million and $38 million of pre-tax charges for costs associate with the implementation of the new structure for the three and nine months ended September 30, 2002, respectively. These charges include $36 million for employee severance and benefit costs and $2 million related to abandoned operating lease agreements. We expect to incur approximately $3 million of additional restructuring expenses in the last quarter of 2002 primarily related to the relocation of employees and the consolidation of facilities to support the new organizational structure.

      Our executive offices and the executive offices of Waste Management Holdings, Inc., are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002, and our telephone number is (713) 512-6200.

RISK FACTORS

      In addition to the information set forth in this prospectus, you should carefully consider the risks described below and in the accompanying prospectus supplement before making an investment in the securities offered. The risks described below are not the only ones facing us. There may be additional risks not presently known to us or that we currently deem immaterial which may also impair our business operations.

Risks Relating to Our Business

We could be liable for environmental damages resulting from our operations

      We could be liable if our operations cause environmental damage to our properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

      In the ordinary course of our business, we have in the past, and may in the future, become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

•	agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need, and

•	citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage.

      The adverse outcome of one or more of these proceedings could result in, among other things, material increases in our liabilities.

      From time to time, we have received citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. In the future we may receive additional citations or notices. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. If we are not successful in such resolutions, we may incur fines, penalties or other sanctions that could result in material unanticipated costs or liabilities.

      Our insurance for environmental liability meets or exceeds statutory requirements. However, because we believe that the cost for such insurance is high relative to the coverage it would provide, our coverages are generally maintained at statutorily required levels. We face the risk of incurring liabilities for environmental damage if our insurance coverage is ultimately inadequate to cover those damages.

      In addition, to fulfill our financial assurance obligations with respect to environmental closure and post-closure liabilities, we generally obtain letters of credit or surety bonds, or rely on insurance, including captive insurance. We currently have in place all necessary financial assurance instruments, and we do not anticipate any difficulties obtaining financial assurance instruments in the future. However, in the event we are unable to obtain sufficient surety bonding, letters of credit or third-party insurance coverage at reasonable cost, or one or more states cease to view captive insurance as adequate coverage, we would need to rely on other forms of financial assurance. These types of financial assurance could be more expensive to obtain, which could negatively impact our liquidity and capital resources.

Governmental regulations may restrict our operations or increase our costs of operations

      Stringent government regulations at the federal, state and local level in the United States and Canada have a substantial impact on our business. A large number of complex laws, rules, orders and interpretations govern environmental protection, health, safety, land use, zoning, transportation and related matters. Among other things, they may restrict our operations and adversely affect our financial condition, results of operations and cash flows by imposing conditions such as:

•	limitations on the siting and construction of new waste disposal, transfer or processing facilities or the expansion of existing facilities;

•	limitations and regulations on collection and disposal prices, rates and volumes;

•	limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; or

•	mandates regarding the disposal of solid waste.

      Regulations also affect the siting, design and closure of landfills and could require us to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

      In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use.

Our accounting policies concerning unamortized capitalized expenditures could result in a material charge against our earnings

      In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to acquisitions, pending acquisitions, and disposal site development and expansion projects. We expense indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, as incurred. Our policy is to charge against earnings any unamortized capitalized expenditures and advances relating to any facility or operation that is permanently shut down and determined to be impaired, any pending acquisition that is not consummated and any disposal site development or expansion project that is not completed and determined to be impaired. The charge against earnings is reduced by any portion of the capitalized expenditure and advances that we estimate will be recoverable, through sale or otherwise. In future periods, we may be required to incur charges against earnings in accordance with our policy. Depending on the magnitude, any such charges could have a material adverse effect on our results of operations and possibly our financial covenants, which could negatively affect our liquidity.

The development and acceptance of alternatives to landfill disposal and waste-to-energy facilities could reduce our ability to operate at full capacity

      Our customers are increasingly using alternatives to landfill disposal, such as recycling and composting. In addition, state and local governments mandate recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. Although such mandates can be a useful tool to protect our environment, these developments could reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity, as well as the prices that we can charge for landfill disposal and waste-to-energy services.

Our business is seasonal in nature and our revenues and results vary from quarter to quarter

      Our operating revenues are usually lower in the winter months, primarily because the volume of waste relating to construction and demolition activities usually increases in the spring and summer months, and the volume of industrial and residential waste in certain regions where we operate usually decreases during the winter months. Our first and fourth quarter results of operations typically reflect this seasonality. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of our operations.

Fluctuations in commodity prices affect our operating revenues

      Our recycling operations process for sale certain recyclable materials, including fibers, plastics, aluminum and glass, all of which are subject to significant price fluctuations. The majority of the recyclables that we process for sale are fibers, including old corrugated cardboard, or OCC, and old newsprint, or ONP. In the past two years, the year over year changes in the quarterly average market prices for OCC ranged from a decrease of as much as 63% to an increase of as much as 109%. The same comparisons for ONP have ranged from a decrease of as much as 46% to an increase of as much as 47%. These fluctuations can affect future operating income and cash flows; for example, our operating revenues for the year ended December 31, 2001 were approximately $161 million less than the corresponding prior period due to such declines.

      Additionally, there may be significant price fluctuations in the price of methane gas, electricity and other energy related products that are marketed and sold by our landfill gas recovery, waste-to-energy and independent power production plants operations. Our landfill gas recovery and waste-to-energy operations generally enter into long-term sales agreements. Therefore, market fluctuations do not have a significant effect on these operations. However, our independent power production plants’ revenues can be effected; in the past two years, the year over year changes in the average quarterly electricity prices have ranged from increases of as much as 50% to decreases of as much as 44%. For the three and nine months ended September 30, 2002, our revenues decreased by $2 million and $35 million, respectively, due to lower electricity prices.

We face uncertainties relating to pending litigation and investigations

      On three different occasions during July and August 1999, we lowered our expected earnings per share for the three months ended June 30, 1999. More than 30 lawsuits that claim to be based on our 1999 announcements have been filed against us and some of our current and former officers and directors. These lawsuits, which have been consolidated into one action, assert various claims alleging we violated anti-fraud provisions of the federal securities laws by making false or misleading statements or by not making statements that were necessary in order to not mislead investors. The plaintiffs also claim that certain of our current and former officers and directors sold their common stock during times when they knew the price of our common stock was artificially inflated by the alleged misstatements and omissions.

      On November 7, 2001, we announced that we had reached a settlement agreement with the plaintiffs in this case, resolving all claims against us as well as claims against our current and former officers and directors. The agreement provides for a payment of $457 million to members of the class and for us to consent to the certification of a class for the settlement of purchasers or acquirers of our securities from June 11, 1998 through November 9, 1999. Additionally, as part of the settlement agreement, in May 2002 our stockholders approved an amendment to our certificate of incorporation so that all of our directors are elected annually. A hearing was held April 29, 2002 at which the settlement was approved. The settlement approval is still subject to any appeals that may be filed within thirty days of the approval becoming final. There is currently a motion to vacate pending before the court, and the appeal period will begin to run once that motion has been decided. If the motion to vacate is granted, or the plaintiff files an appeal, we may have to defend our self in further litigation. If the settlement is subsequently overturned or if the settlement agreement is terminated, depending on the outcome of later settlement negotiations or litigation, we may be obligated to pay more than under the current settlement agreement. Additionally, any further litigation or settlement negotiations could divert management’s attention and result in additional expenses.

      Other lawsuits relating to the facts described above, and the February 1998 restatements by Waste Management Holdings of its prior-period financial statements, including purported class actions, have been filed against Waste Management Holdings and us. These include lawsuits brought by individuals who purchased our stock or stock of Waste Management Holdings, sold businesses or assets to us or Waste Management Holdings, or held their stock allegedly in reliance on statements we made. For a more detailed discussion of our current litigation, see Note 8, “Commitments and Contingencies” to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2002 incorporated by reference herein.

      We and some of our subsidiaries are also currently involved in other civil litigation and governmental proceedings relating to the conduct of our business. The timing of the final resolutions to these matters is uncertain. Additionally, the possible outcomes or resolutions to these matters could include judgments against us or settlements, either of which could require substantial payments by us, adversely affecting our liquidity and our ability to meet our obligations.

Intense competition could reduce our profitability

      We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. In North America, the industry consists of several large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with these companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues and tax-exempt financing are available to them. Also, such governmental units may attempt to impose flow control or other restrictions that would give them a competitive advantage. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid municipal contracts.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses

      Labor unions constantly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with some of the groups. Additional groups of employees may seek union representation in the future and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of such work stoppages, our operating expenses could increase significantly, which could adversely affect our financial condition, results of operations and cash flows.

Fluctuations in fuel costs could affect our operating expenses and results

      The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Fuel is needed to run our collection and transfer trucks, and any price escalations or reductions in the supply could increase our operating expenses and have a negative impact on our consolidated financial condition, results of operations and cash flows. We have implemented a fuel surcharge to partially offset increased fuel costs. However, we are not always able to pass through all of the increased fuel costs due to the terms of certain customers’ contracts.

We face risks relating to general economic conditions

      We face risks related to general economic and market conditions, including the potential impact of the status of the economy and interest rate fluctuations. We also face risks related to other adverse external economic conditions, such as the ability of our insurers to timely meet their commitments and the effect that significant claims or litigation against insurance companies may have on such ability. Any negative general economic conditions could materially adversely affect our financial condition, results of operation and cash flows.

We may need additional capital

      We currently expect to meet our anticipated cash needs for capital expenditures, acquisitions and other cash expenditures with our cash flows from operations and, to the extent necessary, additional financings. However, we currently have a stock buy back program pursuant to which we anticipate buying back up to $1 billion of our common stock annually, we expect to pay $230 to $240 million (net of a tax benefit, insurance and related settlement costs) in settlement of the class action lawsuit in the first half of 2003 and have approximately $350 million of debt maturities remaining in the fourth quarter of 2002. If our cash flows from operations are less than is currently expected, or our capital expenditures increase, we may elect to incur even more indebtedness. However, there can be no assurances that we will be able to obtain additional financings on acceptable terms. In these circumstances, our strategy is to use our revolving credit facilities to meet our cash needs.

      Our credit facilities require us to comply with certain financial ratios. However, if our cash flows are less than expected, our capital requirements are more than expected or we incur additional indebtedness, we may not be in compliance with the ratios. This would result in a default under our credit facilities. If we were unable to obtain waivers or amendments to the credit facilities, the lenders could choose to declare all outstanding borrowings immediately due and payable, which we may not be able to pay in full. The default under or unavailability of our credit agreements could have a material adverse effect on our ability to meet our borrowing and bonding needs.

We may encounter difficulties with our enterprise software

      We have recently deployed enterprise-wide software systems that replaced our previous financial, human resources and payroll systems and are in the process of deploying new revenue management and accounts receivable systems. These systems may contain errors or cause other problems that could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved.

Risks Relating to an Investment in Common Stock

Potential effect of certain anti-takeover provisions

      Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire us in a transaction that is not approved by our Board of Directors. For example, our Board of Directors has the power to issue up to 10,000,000 shares of our preferred stock in one or more series, and to fix the rights and preferences of any series, without further authorization by the holders of our common stock. This provision is designed to permit us to develop our businesses and foster our long-term growth without the disruption caused by the threat of a takeover that our Board of Directors does not think is in our best interests or in the best interests of our stockholders. Also, third parties may be discouraged from making a tender offer or otherwise attempting to gain control of us even though the attempt might be beneficial economically to us and our stockholders.

Risks Relating to an Investment in Debt Securities

Any debt securities we issue will generally not be guaranteed by our operating subsidiaries

      As a holding company, we conduct our operations through our subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under any of our debt securities, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries’ declaration of bankruptcy, liquidation or reorganization could adversely affect their ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is also, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Any inability to pay amounts to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt.

We have substantial indebtedness

      We have substantial indebtedness. At September 30, 2002, our ratio of total debt to total capitalization was approximately 61% and our total consolidated indebtedness as of September 30, 2002 was approximately $8.5 billion. Our annual debt service obligations vary due to differing maturities on all of our debt instruments; however, our total interest expense for the twelve months ended September 30, 2002 was approximately $466 million. A 1% increase in interest rates would increase our forecasted interest expense for 2002 by approximately 5.5%, or $26 million. Such an increase would cause our coverage ratio, which is one of our debt covenants and is calculated as consolidated net income plus interest and income taxes over interest expense, to decrease from 3.44 to 1 to 3.27 to 1 as of September 30, 2002. Although such an interest rate increase would also affect our other debt covenants, we would still be in compliance with all of these covenants, including the coverage ratio covenant. However, any more substantial increases in interest rates could affect our compliance with our debt covenants, liquidity and ability to service our debt, including making payments on any debt securities issued hereunder.

      The degree to which we are leveraged could adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns or competitive pressures, all of which could adversely affect our ability to meet our debt service obligations. Additionally, our indentures do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. The incurrence of additional debt would exacerbate any risks associated with our liquidity.

Fraudulent transfer statutes may limit your rights under guarantees of the debt securities

      Our obligations under the debt securities may be guaranteed by Waste Management Holdings, our wholly owned subsidiary. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of Waste Management Holdings may challenge the guarantees as fraudulent transfers under relevant federal and state laws. Under certain circumstances, including a finding that Waste Management Holdings was insolvent at the time its guarantees were issued, a court could hold that the obligations of Waste Management Holdings under the guarantees may be voided or are subordinate to other obligations of Waste Management Holdings or that the amount for which Waste Management Holdings is liable under its guarantees of the debt securities may be limited. If a court determined that Waste Management Holdings was insolvent on the date any guarantee is issued, or that the guarantees constituted fraudulent transfers on another ground, the claims of creditors of Waste Management Holdings would effectively have priority with respect to Waste Management Holdings’ assets and earnings over the claims of our creditors, including the holders of debt securities we may issue.

You may not be able to sell the debt securities

      There will be no active trading market for the debt securities we issue, and a market may never develop. If any of debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause debt securities to trade at a discount are:

•	increases in then prevailing interest rates;

•	declines in our credit worthiness;

•	weakness in the markets for similar securities; and

•	declining general economic conditions.

FORWARD-LOOKING STATEMENTS

      When we make statements (i) containing projections about our accounting and finances, (ii) about our plans and objectives for the future, (iii) on our future economic performance, (iv) containing any other projections or estimates about our assumptions relating to the statements in clauses (i)-(iii), we are making forward-looking statements. This prospectus, including the information incorporated by reference, contains forward-looking statements. These statements usually relate to future events and anticipated revenues, earnings or other aspects of our operations or operating results. We make these statements in an effort to keep stockholders and the public informed about our business, and have based them on our current expectations about future events. You should view such statements with caution. These statements are not guarantees of future performance or events. All phases of our business are subject to uncertainties, risks and other influences, many of which we have no control over. Any of these factors, either alone or taken together, could have a material adverse effect on us and could change whether any forward-looking statement ultimately turns out to be true. Additionally, we assume no obligation to update any forward-looking statements as a result of future events or developments unless otherwise required by the securities laws.

      Outlined above under the caption “Risk Factors” are some of the risks that we face and that could affect our business and financial statements for 2002 and beyond. However, they are not the only risks that we face. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business. We do not intend to update the risk factors in this prospectus unless the securities laws require us to do so.

USE OF PROCEEDS

      Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of our debt securities or common stock for general corporate purposes. These purposes may include funding working capital requirements, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of our securities. We will determine any specific allocation of the net proceeds of an offering to a specific purpose at the time of such offering and will describe the specific allocation in the related prospectus supplement. The net proceeds of any offerings under this prospectus may initially be invested in short-term marketable securities pending their ultimate application.

      We may also issue shares of our common stock to settle litigation and other claims or to satisfy judgments or arbitration awards. We will not receive any cash proceeds from these issuances but will eliminate an actual or potential liability.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

Years Ended December 31,								Nine Months
								Ended September 30,
1997		1998		1999		2000	2001	2002

N/A	(1)	N/A	(2)	N/A	(3)	1.4x	2.2x	3.2x

(1)	Earnings were insufficient to fund fixed charges in 1997. Additional earnings of $660.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to the United Waste Systems, Inc. merger in August 1997), and asset impairments and unusual items of $1.8 billion. The asset impairment and unusual items of $1.8 billion primarily related to a comprehensive review performed by Waste Management Holdings of its operating assets and investments.

(2)	Earnings were insufficient to fund fixed charges in 1998. Additional earnings of $720.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $1.8 billion and unusual items of $864.1 million related primarily to the mergers between Waste Management and Waste Management Holdings in July 1998, and Waste Management and Eastern Environmental Services, Inc. in December 1998.

(3)	Earnings were insufficient to fund fixed charges in 1999. Additional earnings available for fixed charges of $172.8 million were needed to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $44.6 million primarily related to the merger between Waste Management and Waste Management Holdings during July 1998 and asset impairments and unusual items of $738.8 million primarily related to losses on businesses sold and held-for-sale adjustments for businesses to be sold and, to a lesser extent, asset impairments related to landfill sites and other operating assets due to abandonment and closures of facilities, denials and permits, regulatory problems and a more stringent criteria used by Waste Management in determining the probability of landfill expansions.

      We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income available for fixed charges before income taxes, undistributed earnings from affiliated companies’ minority interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will constitute either our senior debt, or “senior debt securities,” or our subordinated debt, or “subordinated debt securities.” Debt securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, respectively, a “Senior Debt Indenture” and a “Subordinated Debt Indenture.”

      We have previously entered into a Senior Debt Indenture dated as of September 10, 1997 with Texas Commerce Bank National Association, now known as JPMorgan Chase Bank (“JPMorgan Chase”), and a Subordinated Debt Indenture dated as of February 1, 1997 with JPMorgan Chase. Copies of these indentures are filed as exhibits to the Registration Statement of which this prospectus is a part. The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “Indenture” and collectively as the “Indentures.” JPMorgan Chase (and any successors thereto as trustees under the respective Indentures) is referred to as the “Trustee.” The Indentures will be subject to and governed by the Trust Indenture Act of 1939. You should read the actual Indentures if you do not fully understand a term or the way we use it in this prospectus. The following summarizes the material provisions of the Indentures, but may not contain all of the information that is important to you. You can access complete information by referring to the Indentures; we have included section references in parentheses to point you to the sections of the Indentures we are describing. Except as otherwise indicated, the terms of the Senior Debt Indenture and the Subordinated Debt Indenture are substantially identical.

      The following summaries describe the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

      If provided in a prospectus supplement, Waste Management Holdings will guarantee our obligations under the debt securities on the terms set forth in the prospectus supplement. See “Description of Guarantees.” Our operations are conducted through our subsidiaries, and therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. The ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Our right to participate in the assets of any subsidiary (and thus the ability of holders of our debt securities to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interests of other creditors of such subsidiary. Therefore, except as described herein or in a prospectus supplement, our debt securities will be subordinated by operation of law to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries, against which these creditors have a claim. The following description of the debt securities sets forth certain general terms and provisions of the debt securities of all series. The particular terms of each series of debt securities offered by any prospectus supplement will be described therein.

Provisions Applicable to Both Senior and Subordinated Debt Securities

      General. The debt securities will be our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The Indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we may issue or that any of our subsidiaries may issue. The Indentures do not, other than as may be set forth in any prospectus supplement, restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. The rights of our creditors, including holders of debt securities, will be limited to our assets and will not be an obligation of any of our subsidiaries (other than any guarantee that may be issued by Waste Management Holdings). In addition, other than as may be set forth in any prospectus supplement, the Indentures do not and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event we experience either a change of control or a highly leveraged transaction.

      The following terms of and information relating to the debt securities (to the extent such terms are applicable to such debt securities) will be included in a prospectus supplement:

•	the title of the debt securities;

•	classification as either senior debt securities or subordinated debt securities;

•	any guarantee by Waste Management Holdings of the debt securities;

•	whether the debt securities that constitute subordinated debt securities are convertible into common stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be in permanent global form;

•	the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum (or the method by which such will be determined) at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

•	the dates on which any such interest on the debt securities will be payable, the date on which payment of such interest, if any, will commence and the record dates for any interest payable on any debt securities which are registered securities and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid;

•	any mandatory or optional sinking fund or analogous provisions;

•	each office or agency where, subject to the terms of the Indentures as described below under “— Payment and Paying Agents,” the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under “— Form, Exchange, Registration and Transfer,” the debt securities may be presented for registration of transfer or exchange;

•	our right, if any, or our obligation, if any, to redeem the debt securities and the period or periods, if any, within which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption;

•	the denominations in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

•	the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the debt securities is payable if other than United States dollars;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	information with respect to book-entry procedures, if any;

•	any deletions from, modification of or additions to the circumstances which would constitute an event of default or our covenants with respect to such debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures. (Section 301)

      Any prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

      Debt securities may be issued as original issue discount securities. An original issue discount security is a debt security that is issued at a price lower than the amount payable upon the stated maturity and which provides that upon redemption or acceleration of the maturity of the security, an amount less than the amount payable upon the stated maturity, determined in accordance with the terms of the debt security, shall become due and payable. We will set forth any special United States federal income tax considerations applicable to debt securities issued at an original issue discount, and special United States tax considerations and other terms and restrictions applicable to any debt securities which are issued in bearer form, offered exclusively to United States aliens or denominated in other than United States dollars, in a prospectus supplement.

      Form, Exchange, Registration and Transfer. Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in an applicable prospectus supplement, bearer securities will have interest coupons attached. Debt securities of a series may also be issuable in temporary or permanent global form. (Section 201)

      Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder, and subject to the terms of the applicable Indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in exchange for registered securities between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest. Interest accrued as of such date for payment of interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305)

      Debt securities may be presented for exchange, and registered securities may be presented for registration of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement. Transfer and exchange will be effected without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless otherwise indicated in any prospectus supplement, the Trustee for the series of debt securities will serve as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent. We may also approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place where payments are made and securities can be surrendered for such series and, if debt securities of a series are also issuable as bearer securities, we will be required to maintain (in addition to the security registrar) a transfer agent in a place where payments are made and securities can be surrendered for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

      Title to any bearer securities (including bearer securities in permanent global form) and any coupons appertaining thereto will pass by delivery. We, the Trustee, our agents and the agents of the Trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered holder of any registered security as the owner for the purpose of making payment and for all other purposes. (Section 308)

      In the event of any redemption in part, we shall not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on:

•	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; and

•	if debt securities of the series are issuable as bearer securities, the date of the first publication of the relevant notice of redemption or, if securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

      Replacement of Securities and Coupons. We will replace any mutilated debt security or any debt security with a mutilated coupon at the expense of the holder upon surrender of the debt security to the Trustee. We will replace debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the debt security and coupons or evidence of destruction, loss or theft thereof satisfactory to us and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new debt security in exchange for the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, an indemnity satisfactory to the Trustee and to us may be required at the expense of the holder of such debt security or coupon before a replacement debt security will be issued. (Section 306)

      Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as we may designate from time to time, in the manner indicated in such prospectus supplement. (Section 1002) Unless otherwise indicated in an applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to such interest payment date. (Section 1001) No payment with respect to any bearer security will be made at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

      Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of any paying agent we may designate from time to time, except that at our option, payment of any interest may be made by check mailed on or before the due date to the address of the person entitled thereto as such address shall appear in the security register. (Rule 307, 1002) Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the record date for such interest. (Section 307)

      Unless otherwise indicated in an applicable prospectus supplement, the Trustee for the series of debt securities will act as our paying agent for payments with respect to debt securities which are issuable solely as registered securities and we will maintain a paying agent outside the United States for payments with respect to debt securities (subject to limitations described above in the case of bearer securities) which are issuable solely as bearer securities or as both registered securities and bearer securities. Any paying agents outside the United States and any other paying agents in the United States that we initially designate for the debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place where payments are made and securities may be surrendered for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for principal payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise), and (ii) a paying agent in a place where payments are made and securities may be surrendered located outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

      All moneys paid by us to a paying agent for the payment of principal of and any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment thereof. (Section 1003)

      Guarantees. In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the debt securities may (if so specified in the prospectus supplement) be guaranteed by Waste Management Holdings. See “Guarantees of Debt Securities.”

      Global Debt Securities. Debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global debt security may not be transferred except as a whole by the depository for such global debt security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

      The specific terms of the depository arrangement with respect to a series of debt securities in the form of one or more global debt securities will be described in the prospectus supplement relating to that series.

      Satisfaction and Discharge of Indenture. Each Indenture provides that we may discharge the Indenture (except as to any surviving rights of registration of transfer or exchange of debt securities and any right to receive additional amounts) with respect to all debt securities issued under the Indenture, which debt securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding debt securities when due. (Section 401)

      Defeasance and Discharge. Each Indenture provides that, if we so elect by Board resolution with respect to the debt securities of any series issued under such Indenture (other than convertible subordinated debt securities), we will be discharged from any and all obligations in respect of the debt securities of such series upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments in accordance with the terms of such Indenture and the debt securities of such series. (Sections 1302, 1304) In such case, however, we will not be discharged from our obligations under the Indenture relating to: temporary debt securities and exchange of debt securities, registration of transfer or exchange of debt securities of such series, replacement of stolen, lost or mutilated debt securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons. A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

•	since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of debt securities of such series, holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their debt securities until maturity.

      Covenant Defeasance. Each Indenture also provides that, if we so elect by Board resolution with respect to the debt securities of any series issued thereunder, we may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenants described under “— Provisions Applicable Solely to Senior Debt Securities — Limitation on Liens” and “— Limitations on Sale and Leaseback Transactions,” but excluding (in the case of the Subordinated Debt Indenture) any of our applicable obligations respecting the conversion of debt securities of such series into common stock, and any such omission shall not constitute an event of default with respect to the debt securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the debt securities of such series on the stated maturity of such payments in accordance with the terms of such Indenture and the debt securities of such series. Our obligations under such Indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

      Although the amount of money and U.S. Government obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of such series at the time of their stated maturity, in the event we exercise our option to omit compliance with the covenants defeased with respect to the debt securities of any series as described above, and the debt securities of such series are declared due and payable because of there has been an event of default, such amount may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the applicable Indenture.

      Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of debt securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for such debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income the holder’s share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such debt securities.

      Meetings, Modification and Waiver. We and the Trustee may modify and amend either Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	change the date for redemption of any debt security;

•	reduce the principal amount of, or premium or interest on, any debt security;

•	change our obligation, if any, to pay additional amounts;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	change the redemption right of any holder;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or any conversion right with respect thereto;

•	reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults;

•	reduce the requirements contained in such Indenture for quorum or voting;

•	change our obligation, if any, to maintain an office or agency in the places and for the purposes required by such Indenture;

•	adversely affect the right to convert subordinated debt securities, if applicable; or

•	modify any of the above provisions. (Section 902)

      The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of Senior Indebtedness (as described below under “— Provisions Applicable Solely to Subordinated Debt Securities”) then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

      The holders of a majority in aggregate principal amount of the outstanding securities of each series may, on behalf of all holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1007 of the Senior Debt Indenture; Section 1008 of the Subordinated Debt Indenture) The holders of a majority in aggregate principal amount of the outstanding securities, of each series may, on behalf of all holders of that series, waive any past default under the applicable Indenture with respect to any debt securities of that series, except a default:

•	in the payment of principal of, or premium, if any, or any interest on any debt security of such series; or

•	in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the holder of each outstanding security of such series affected. (Section 513)

      Each Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the holders for quorum purposes,

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and

•	the principal amount of a debt security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in the preceding bullet point. (Section 101)

      Each Indenture contains provisions for convening meetings of the holders of a series if debt securities of that series are issuable as bearer securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in aggregate principal amount of the outstanding securities of such series, in any such case upon notice given in accordance with “Notices” below. (Section 1402) Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in aggregate principal amount of the outstanding securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the holders of such specified percentage in aggregate principal amount of the outstanding securities of that series. Any resolution passed or decision taken at any meeting of holders of any series duly held in accordance with the applicable Indenture will be binding on all holders of that series and related coupons. The quorum at any meeting, and at an reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding securities of a series. (Section 1404)

      Notices. Except as otherwise provided in an applicable prospectus supplement, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such bearer securities. Notices to holders of registered securities will be given by first-class mail to the addresses of such holders as they appear in the security register. (Section 106)

      Governing Law. The Indentures, the debt securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

      Regarding the Trustee. The Trustee appointed and serving as trustee pursuant to both the senior debt indenture and the subordinated debt indenture is JPMorgan Chase.

      Each Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions but, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

      The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.

      In case an event occurs that constitutes an event of default, and the default is not cured under the Indenture and is known to the Trustee, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

      Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances, be required to resign as trustee if the securities under such indenture are in default and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned. Accordingly, JPMorgan Chase, as trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, could be required to resign as trustee under one of such Indentures should a default occur under one of such Indentures.

      JPMorgan Chase, as the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for us and certain of our affiliates in the normal course of business.

Provisions Applicable Solely to Senior Debt Securities

      General. Senior debt securities will be issued under the Senior Debt Indenture, and each series:

•	will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder; and

•	will rank senior to all series of subordinated debt securities issued and outstanding and that may be issued from time to time.

Any series not guaranteed by Waste Management Holdings will be structurally subordinated to any senior debt securities that are guaranteed.

      Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 1008 and 1009 of the Senior Debt Indenture).

      “Attributable Debt” shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate or (ii) if the implied lease rate is not known, then the weighted average interest rate of all senior debt securities outstanding at the time under the Senior Debt Indenture compounded semi-annually, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

      “Consolidated Net Tangible Assets” shall mean, at any date of determination, the total amount of our assets after deducting therefrom: (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on our and our consolidated subsidiaries’ consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

      “Guaranty” shall mean any agreement, undertaking or arrangement by which any person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person. The amount of the obligor’s obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other person’s debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

      “Indebtedness” of any person shall mean:

(a) all obligations of such person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such person as of the date at which Indebtedness is to be determined;

(b) all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such person as of the date at which Indebtedness is to be determined; and

(c) whether or not so included as liabilities in accordance with generally accepted accounting principles,

(i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such person, and

(ii) all Guaranties of such person.

      “Principal Property” shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, us or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries’ interest does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to our and our subsidiaries’, as an entity, total business conducted, or assets owned, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

      “Restricted Subsidiary” shall mean any subsidiary (other than any subsidiary of which we own directly or indirectly less than all of the outstanding voting stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada, or (b) which we shall designate as a Restricted Subsidiary in an officers’ certificate delivered to the Trustee.

      “Security Instrument” shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

      “Security Interest” shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

      Consolidation, Merger and Sale of Assets. The Senior Debt Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless we deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that:

•	the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on the senior debt securities and the performance or observance of every other covenant of the Senior Debt Indenture to be performed or observed on our part; and

•	immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiary’s obligation as a result of such transaction as having been incurred by us or our subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

      Upon any consolidation of us with, or merger of us into, any other person or any, conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise our every right and power under the Senior Debt Indenture with the same effect as if such successor person had been named as us therein, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Senior Debt Indenture and the senior debt securities and may liquidate and dissolve. (Sections 801, 802 of the Senior Debt Indenture).

      Limitation on Liens. Unless otherwise provided in the applicable prospectus supplement, for each series of senior debt securities we issue under the Senior Debt Indenture, we will not, and we will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any Principal Property, whether owned as of the date of the Senior Debt Indenture or thereafter acquired, without making effective provision (and we hereby covenant that in any such case we shall make or cause to be made effective provision) whereby the senior debt securities then outstanding and any of our other Indebtedness or Restricted Subsidiaries’ Indebtedness then entitled thereto shall also be secured, equally and ratably, by such Security Interest (or, in the case of the senior debt securities, prior to, and if we so determine) for as long as any such Indebtedness is secured by the Security Interest; provided, that nothing in the Senior Debt Indenture shall prevent, restrict or apply to Indebtedness secured by:

•	(a) any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after, (1) in the case of the acquisition of such property or assets, the completion of such acquisition; and (2) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or (b) any Security Interest upon property or assets existing at the time of the acquisition thereof, which Security Interest secures obligations assumed by us or any Restricted Subsidiary; or (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by us or any Restricted Subsidiary; or (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to us or any Restricted Subsidiary or at the time such corporation becomes a Restricted Subsidiary; or (e) any Security Interest existing on the property, assets or shares of stock of any successor which shall have become us in accordance with the provisions described above in “— Consolidation, Merger and Sale of Assets”; provided, in each case, that any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by us or any Restricted Subsidiary prior to the event referred to in such clauses; or

•	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or which are being contested in good faith; or

•	any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by us or any of our subsidiaries or our or their respective affiliates); or

•	Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

•	Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

•	landlords’ liens on fixtures located on premises leased by us or any Restricted Subsidiary in the ordinary course of business; or

•	any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

•	any Security Interest arising by reason of deposits to qualify us or any Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

•	any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to us or another Restricted Subsidiary or by us to a Restricted Subsidiary; or

•	any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

•	any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by us or by any Restricted Subsidiary, provided that such program is on terms comparable for similar transactions, or any document executed by us or any Restricted Subsidiary in connection therewith, and provided that such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof; or

•	any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses, inclusive, provided that the Security Interest securing such Indebtedness shall be limited to the property or assets that, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

      Notwithstanding the foregoing provisions, we or any of our Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the senior debt securities if, at the time such Security Interest becomes a Security Interest upon any of our or our Restricted Subsidiaries’ Principal Property and after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness of us and our Restricted Subsidiaries secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Debt Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by the first bullet point above, other Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in “— Limitations on Sale and Leaseback Transactions” and other than Sale and Leaseback Transactions between us and any Restricted Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. (Section 1008 of the Senior Debt Indenture)

      If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into us or any Restricted Subsidiary or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other person, or upon any acquisition by us or any Restricted Subsidiary by purchase or otherwise of all or any part of the Principal Property of any other person, any Principal Property theretofore owned by us or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, the Senior Debt Indenture provides that we, prior to such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the senior debt securities (equally and ratably with or prior to any other Indebtedness of us or such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise. (Section 1008 of the Senior Debt Indenture)

      Limitations on Sale and Leaseback Transactions. Unless otherwise provided in the applicable prospectus supplement, for each series of senior debt securities issued under the Senior Debt Indenture, we will not, and will not permit a Restricted Subsidiary to, enter into any arrangement with any person (other than with any Restricted Subsidiary) providing for the leasing to us or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by us or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “Sale and Leaseback Transaction”) unless:

•	we or such Restricted Subsidiary would be entitled, pursuant to the covenant described in “— Limitation on Liens,” to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the senior debt securities; or

•	we shall, and in any such case we covenant that we will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by our Board of Directors) of such property to the redemption of the senior debt securities that, by their terms, are subject to redemption, or to the purchase and retirement of the senior debt securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by us which ranks senior to or equally with the senior debt securities or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by us or any Restricted Subsidiary); or

•	we shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by our Board of Directors) of such property. (Section 1009 of the Senior Debt Indenture)

Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not allowable pursuant to the above clauses, inclusive, of the foregoing covenant, provided that the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to the list of bullet points for the covenant described in “— Limitation on Liens,” inclusive, do not exceed 15% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Debt Indenture).

      Events of Default. Unless otherwise specified in the applicable prospectus supplement, for any series of senior debt securities issued under the Senior Debt Indenture, an “Event of Default” means one or more of the following events:

•	default in the payment of any interest upon any senior debt security when it becomes due and payable, and continuance of such default for a period of 30 days; or

•	default in the payment of the principal of, or premium, if any, on, any senior debt security of that series as and when the same becomes due and payable whether at stated maturity, by declaration of acceleration, call for redemption or otherwise; or

•	default in the deposit of any sinking fund payment, when and as due by the terms of a senior debt security of that series; or

•	default in the performance, or breach, of any of our other covenants or warranties in the Senior Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Senior Debt Indenture specifically dealt with or which has expressly been included in the Senior Debt Indenture solely for the benefit of a series of senior debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the Senior Debt Indenture; or

•	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of use in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuation of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

•	the commencement by us of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of us in an involuntary case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal of State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us in furtherance of any such action; or

•	any other event that will be an Event of Default pursuant to and provided for under that series of senior debt securities. (Section 501 of Senior Debt Indenture)

      If an Event of Default with respect to senior debt securities of any series occurs and is continuing, then in every such case, either the Trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if any of the senior debt securities of that series are original issue discount securities, such portion of the principal amount of such senior debt securities as may be specified in the terms of those securities) of all of the senior debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding senior debt securities of that series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all senior debt securities of that series;

•	the principal of, and premium, if any, on, any senior debt securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed in the senior debt securities;

•	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed in the senior debt securities of that series; and

•	all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)	all Events of Default with respect to the senior debt securities of that series, other than the non-payment of the principal of senior debt securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Debt Indenture.

No rescission of a declaration of acceleration of the senior debt securities shall affect any subsequent default or impair any right resulting from a default. (Section 502 of Senior Debt Indenture) If the Trustee or any holder of a senior debt security or coupon has instituted any proceeding to enforce any right or remedy under the Senior Debt Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the holders of senior debt securities and coupons shall be restored severally and respectively to our former positions under the Senior Debt Indenture and the senior debt securities and thereafter all rights and remedies of the Trustee and the holders shall continue as though no such proceeding had been instituted. (Section 509 of Senior Debt Indenture)

      The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request or direction of any of the holders, unless the holders shall have offered to the Trustee reasonable indemnity. (Section 601, 603 of Senior Debt Indenture) No holder of any senior debt security shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Debt Indenture, or for the appointment of a receiver or Trustee, or for any other remedy thereunder, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the senior debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Debt Indenture;

•	such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding senior debt securities of that series. (Section 507 of Senior Debt Indenture)

Notwithstanding any other provisions in the Senior Debt Indenture, the right of any holder of any senior debt security to receive payment of the principal of and any premium and any interest on the senior debt security on the stated maturity for the senior debt security, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder. (Section 508, 902 of Senior Debt Indenture)

      The holders of a majority in principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior debt securities of that series, provided that:

•	the direction shall not be in conflict with any rule of law or with the Senior Debt Indenture;

•	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and

•	the Trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the Trustee in personal liability.

      The holders of a majority in principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all the senior debt securities of that series waive any past default under the Senior Debt Indenture with respect to the senior debt securities and its consequences, except a default in the payment of the principal of or any premium or interest on any senior debt security of that series or in respect of a covenant or provision of the Senior Debt Indenture which, pursuant to the Senior Debt Indenture, cannot be modified or amended without the consent of the holder of each outstanding senior debt securities affected. Upon any such waiver, the default shall cease to exist, and any Event of Default arising from the waived default shall be deemed to have been cured for every purpose of the Senior Debt Indenture. However, no such waiver shall extend to any subsequent or other default or impair any right resulting from the default. (Sections 513, 902 of Senior Debt Indenture)

      If a default occurs under the Senior Debt Indenture with respect to the senior debt securities of any series, the Trustee shall give the holders of senior debt securities of that series notice of such default as and to the extent provided by the Trust Indenture Act. However, in the case of any default or breach of certain covenants or warranties with respect to senior debt securities, no notice to holders shall be given until at least 30 days after the occurrence of the default. (Section 602 of Senior Debt Indenture).

      We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Senior Debt Indenture. (Section 1006).

Provisions Applicable Solely to Subordinated Debt Securities

      Consolidation, Merger, Sale. The Subordinated Debt Indenture provides that we may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•	the person formed by such consolidation or into which we merge or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Subordinated Debt Indenture) on all the subordinated debt securities and the performance or observance of every other covenant of the Subordinated Debt Indenture to be performed or observed on our part; and

•	immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries’ obligation as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

      Upon any consolidation of us with, or merger of us into, any other person or any conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise our every right and power under the Subordinated Debt Indenture with the same effect as if such successor person had been named as us herein, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Subordinated Debt Indenture and the subordinated debt securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Subordinated Debt Indenture)

      Events of Default. Unless otherwise specified in the applicable prospectus supplement, an “Event of Default” is defined under the Subordinated Debt Indenture with respect to the subordinated debt securities of any series issued under such Subordinated Debt Indenture as being one or more of the following events:

•	default in the payment of any interest upon any subordinated debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

•	default in the payment of the principal of (or premium, if any, on) any Subordinated Debt Security of that series as and when the same becomes due and payable, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise; or

•	default in the deposit of any sinking fund payment, when and as due by the terms of a Subordinated Debt Security of that series; or

•	default in the performance, or breach, of any of our other covenants or warranties in the Subordinated Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Subordinated Debt Indenture specifically dealt with or which has expressly been included in the Subordinated Debt Indenture solely for the benefit of a series of subordinated debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the Outstanding subordinated debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Subordinated Debt Indenture; or

•	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

•	the commencement by us of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by us to the entry of a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us in furtherance of any such action; or

•	any other Event of Default provided with respect to subordinated debt securities of that series. (Section 501 of the Subordinated Debt Indenture)

      Remedies. If an Event of Default with respect to subordinated debt securities of any series at the time Outstanding occurs and is continuing, then in every such case, the Trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if any of the subordinated debt securities of that series are original issue discount securities, such portion of the principal amount of such subordinated debt securities as may be specified in the terms of the subordinated debt securities) of all of the subordinated debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the subordinated debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all subordinated debt securities of that series;

(B) the principal of (and premium, if any, on) any subordinated debt securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such subordinated debt securities;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such subordinated debt securities, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

•	all Events of Default with respect to subordinated debt securities of that series, other than the non-payment of the principal of subordinated debt securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Debt Indenture.

      No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Subordinated Debt Indenture) If the Trustee or any holder of a subordinated debt security or coupon has instituted any proceeding to enforce any right or remedy under the Subordinated Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the Holders of subordinated debt securities and coupons shall be restored severally and respectively to their former positions under the Subordinated Debt Indenture and the subordinated debt securities and thereafter all rights and remedies of the Trustee and the holders shall continue as though no such proceeding had been instituted. (Section 509 of the Subordinated Debt Indenture)

      The Subordinated Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Subordinated Debt Indenture) No holder of any subordinated debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the subordinated debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Subordinated Debt Indenture;

•	such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding subordinated debt securities of that series. (Section 507 of the Subordinated Debt Indenture)

      Notwithstanding any other provisions in the Subordinated Debt Indenture, but subject to the subordination provisions of the Subordinated Debt Indenture, the right of any holder of any subordinated debt security or coupon to receive payment of the principal of and any premium and any interest on such subordinated debt security or payment of such coupon on the stated maturities expressed in such subordinated debt security or coupon and, if applicable, to convert such subordinated debt security as provided in the conversion provisions of the Subordinated Debt Indenture and to institute suit for the enforcement of any such payment or conversion right shall not be impaired without the consent of such holder. (Sections 508, 902 of the Subordinated Debt Indenture)

      The holders of a majority in principal amount of the outstanding subordinated debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the subordinated debt securities of such series, provided that

•	such direction shall not be in conflict with any rule of law or with the Subordinated Debt Indenture;

•	the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and

•	the Trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Subordinated Debt

Indenture) The holders of a majority in principal amount of the outstanding subordinated debt securities of any series may on behalf of the holders of all the subordinated debt securities of such series waive any past default under the Subordinated Debt Indenture with respect to the subordinated debt securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any subordinated debt security of such series or in respect of a covenant or provision of the Subordinated Debt Indenture which, pursuant to the Subordinated Debt Indenture, cannot be modified or amended without the consent of the Holder of each outstanding subordinated debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Subordinated Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 902, 513 of the Subordinated Debt Indenture)

      If a default occurs under the Subordinated Debt Indenture with respect to subordinated debt securities of any series, the Trustee shall give the holders of subordinated debt securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to subordinated debt securities of such series, no such notice to holders shall be given until at least 30 days after the occurrence thereof (the term “default” for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the subordinated debt securities of such series). (Section 602 of the Subordinated Debt Indenture)

      In any case in which subordinated debt securities are outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Subordinated Debt Indenture to holders of such subordinated debt securities, unless otherwise provided with respect to any series of subordinated debt securities, the Trustee shall calculate the amount of such payments as follows:

•	as of the day the Trustee collects an amount under the Subordinated Debt Indenture, the Trustee shall, as to each holder of a subordinated debt security to whom an amount is due and payable under the Subordinated Debt Indenture that is denominated in a foreign currency, determine that amount in U.S. dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York U.S. dollars with such amount owing;

•	calculate the sum of all U.S. dollar amounts determined under (i) and add thereto any amounts due and payable in U.S. dollars; and

•	using the individual amounts determined in (i) or any individual amounts due and payable in U.S. dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each holder of a subordinated debt security to whom an amount is owed under the Subordinated Debt Indenture the fraction of the amount collected under the Subordinated Debt Indenture payable to such holder.

      Any expenses incurred by the Trustee in actually converting amounts owing holders of subordinated debt securities denominated in a currency other than that in which any amount is collected under the Subordinated Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all holders of subordinated debt securities to whom amounts are payable under the Subordinated Debt Indenture. (Section 506 of the Subordinated Debt Indenture)

      We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Subordinated Debt Indenture. (Section 1007 of the Subordinated Debt Indenture)

      Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all our Senior Indebtedness (as defined below). If we should default in the payment of any principal of or premium or interest on any senior indebtedness when the same become due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to us by the holders of such senior indebtedness or any trustee therefor and subject to certain of our rights to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal or premium, if any, or interest, if any, on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of the subordinated debt securities other than those made in our capital stock (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the subordinated debt securities or otherwise made in our capital stock. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

      “Senior Indebtedness” is defined in Section 101 of the Subordinated Debt Indenture as our Indebtedness (as defined below) outstanding at any time except:

•	any indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the subordinated debt securities;

•	the subordinated debt securities;

•	any of our indebtedness to any wholly-owned subsidiary;

•	interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary, and

•	trade accounts payable.

      “Indebtedness” is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any person:

(a)(i) the principal of and interest and premium, if any, on indebtedness for money borrowed of such person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such person of any indebtedness for money borrowed of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred;

(ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets; and

(iii) lease obligations which such person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect,

(b) any other indebtedness of such person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest in any property, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such person; and

(c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

      If (i) without our consent a court having jurisdiction shall enter (A) an order for relief with respect to us under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging us a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal bankruptcy laws or state insolvency laws or (ii) we shall institute proceedings for the entry of an order for relief with respect to us under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against us, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we shall make a general assignment for the benefit of creditors as recognized under the United States federal bankruptcy laws, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made to any Holder of subordinated debt securities on account thereof. In such event, any payment or distribution, whether in cash, securities or other property (other than our securities or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of subordinated debt securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

      If any payment or distribution of any character, whether in cash, securities or other property (other than our securities or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any subordinated debt securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each Holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of subordinated debt securities, together with the holders of any of our other obligations ranking on a parity with the subordinated debt securities, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of and any premium and interest on the subordinated debt securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated debt securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

      The Subordinated Debt Indenture provides that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of subordinated debt securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the subordinated debt securities of such series shall have been paid in full, and such payments or distributions received by such holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between us and our creditors other than the holders of such Senior Indebtedness, on the one hand, and such holders, on the other hand, be deemed to be a payment by us on account of such Senior Indebtedness, and not on account of the subordinated debt securities of such series. (Section 1601 of the Subordinated Debt Indenture)

      The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to such series in addition to or different from those described above. See also “Description of Guaranties” for more information with respect to subordination if debt securities are guaranteed by Waste Management Holdings.

      By reason of such subordination, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding involving us or an assignment for the benefit of creditors of us or any of our subsidiaries or a marshaling of assets or liabilities of us and our subsidiaries, holders of Senior Indebtedness and holders of our other obligations that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities. Such subordination will not prevent the occurrence of any default or Event of Default or limit the rights of the Trustee or any holder, subject to the other provisions of the Subordinated Debt Indenture, to pursue any other rights or remedies with respect to the subordinated debt securities.

      Conversion. The Subordinated Debt Indenture may provide for a right of conversion of subordinated debt securities into common stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to debt securities that are convertible subordinated debt securities unless otherwise provided in the applicable prospectus supplement for such debt securities.

      The holder of any convertible subordinated debt securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by us, to convert such subordinated debt securities into shares of common stock at the conversion price or conversion rate set forth in the applicable prospectus supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible subordinated debt securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

      In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of our common stock as a dividend or distribution on the common stock; subdivisions, combinations and reclassifications of the common stock; the issuance to all holders of common stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share of common stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of common stock of evidences of indebtedness, equity securities (including equity interests in our subsidiaries) other than common stock, or other assets (excluding cash dividends paid from surplus) or rights or warrants to subscribe for securities (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) We have been advised by our counsel that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the subordinated debt securities or holders of common stock which would be taxable pursuant to Treasury Regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the common stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

      Fractional shares of common stock will not be issued upon conversion, but, in lieu of fractional shares, we will pay a cash adjustment based on the then current market price for the common stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible subordinated debt securities surrendered for conversion between an interest payment date and on or prior to the record date pertaining to the subsequent interest payment date will not be considered outstanding and no interest will be paid on the related interest payment date. Convertible subordinated debt securities (except convertible subordinated debt securities called for redemption on a redemption date during such period) surrendered for conversion during the period between the close of business on any record date for an interest payment date for such convertible Subordinated Debt Security and the opening of business on the related interest payment date shall be considered Outstanding for purposes of payment of interest, and, therefore, must be accompanied by payment of an amount equal to the interest payable thereon on such interest payment date. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

      In the case of any consolidation or merger of us (with certain exceptions) or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any person, each holder of convertible subordinated debt securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible subordinated debt securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the common stock issuable upon conversion of such convertible subordinated debt securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

Book-Entry System

      The provisions set forth in this “Book-Entry System” section of this prospectus will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

      Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with The Depository Trust Company, or DTC, or a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

      The general terms of the depositary arrangement with DTC, with respect to a series of debt securities are described below in the “Description of the Depository” section of this prospectus, unless otherwise indicated in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

      Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

•	the depositary notifies us and the Trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the Trustee; or

•	there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

      Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

Description of the Depositary

      Unless otherwise provided in the applicable prospectus supplement, DTC (New York, NY), will act as securities depositary for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the “Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the “Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Commission.

      Purchases of the debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, a “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

      To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Redemption proceeds, distributions and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Direct or Indirect Participant and not of DTC, or the agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the beneficial owners shall be the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, debt security certificates will be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF GUARANTEES

      Our payment obligations under any series of debt securities may be fully and unconditionally guaranteed by Waste Management Holdings. If a series of debt securities are so guaranteed, Waste Management Holdings will execute a separate guarantee agreement or a supplemental indenture as further evidence of its guarantee. We will provide the specific terms of any guarantee in the prospectus supplement. The guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

      The obligations of Waste Management Holdings under its guarantee will be limited to the maximum amount that will not result in the obligations of Waste Management Holdings under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The specific provisions under which Waste Management Holdings may be released and discharged from its guarantee will be set forth in the prospectus supplement.

      If a series of subordinated debt securities is guaranteed by Waste Management Holdings, then those guarantees by Waste Management Holdings will be subordinated to the senior indebtedness of Waste Management Holdings to the same extent as that series of subordinated debt securities is subordinated to our senior indebtedness.

DESCRIPTION OF CAPITAL STOCK

General

      We may issue shares of our common stock to purchasers or in order to settle litigation or other claims or to satisfy judgment or arbitration awards. We may also issue shares of common stock to persons who exercise currently outstanding warrants or upon exercise of any convertible debt issued hereunder. The terms of any offering of common stock will be provided in a prospectus supplement.

      We are authorized to issue 1,500,000,000 shares of common stock, of which 608,679,670 shares were outstanding at October 28, 2002. We are also authorized to issue 10,000,000 shares of preferred stock, none of which were outstanding on that date.

Common stock

      Dividends. Holders of common stock are entitled to receive dividends when declared by our Board of Directors. In certain cases, common stockholders may not receive dividends until we satisfy our obligations to any preferred stockholders.

      Voting Rights. Each share of common stock is entitled to one vote in the election of directors and in each other matter we may ask stockholders to vote on. Common stockholders do not have cumulative voting rights. Accordingly, the holders of a majority of shares voting for the election of directors can elect all of the directors standing for election.

      Fully Paid Status. All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The shares offered hereby will also be, upon issuance and sale, validly issued, fully paid and non-assessable.

      Liquidation or Dissolution. If we liquidate, dissolve or wind up our business, whether or not voluntarily, common stockholders will share ratably in the assets remaining after we pay our creditors and any preferred stockholders.

      Listing. Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.”

      Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Mellon Investor Services in South Hackensack, New Jersey.

Preferred stock

      The Board of Directors is authorized, without obtaining stockholder approval, to issue one or more series of preferred stock. The Board’s authority includes determining the number of shares of each series and the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption rights and any liquidation preferences. In this regard, the Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of common stock in the event of our dissolution.

Authorized but unissued shares

      Authorized but unissued shares of common stock or preferred stock can be reserved for issuance by the Board of Directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

Delaware law and certain provisions of our Certificate of Incorporation

      We are a Delaware corporation and are governed by the Delaware General Corporation Law, in addition to our Certificate of Incorporation and Bylaws, which are exhibits to the registration statement of which this prospectus is part. We have summarized certain material provisions of the law and these documents below. You should read the actual provisions of these documents.

      Section 203 of the Delaware law provides that an “Interested Stockholder,” which is generally defined to mean any beneficial owner of 15% to 85% of the corporation’s voting stock, may not engage in any “business combination” with the corporation for a period of three years after the date on which the person became an Interested Stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder; or

•	subsequent to such date, the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the corporation’s outstanding voting stock not owned by the Interested Stockholder.

      Section 203 defines the term “business combination” to include mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

      The provisions of Section 203, combined with the Board of Directors’ authority to issue preferred stock without further stockholder action, could delay or frustrate a change in control or discourage, impede or prevent a merger, tender offer or proxy contest involving us, even if such an event would be favorable to the interests of our stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203. Such an election would be effective 12 months after its adoption.

Limitation of liability and indemnification of officers and directors

      Our Certificate of Incorporation provides that our directors are not liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

      In addition, our Bylaws provide for indemnification of each officer and director to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law grants us the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he is or was an officer or director if the individual (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and (2) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

      We have also purchased directors’ and officers’ liability insurance. Section 145 of the Delaware General Corporation Law allows us to purchase such insurance whether or not we would have the power to indemnify an officer or director under the provisions of Section 145.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

      We may sell the securities to or through underwriters or dealers, and we also may sell the securities directly to other purchasers, including issuing common stock to holders that exercise currently outstanding warrants to purchase our common stock, or through agents or through a combination of any of these methods. We may also issue shares of our common stock directly to certain persons in order to settle litigation and other claims or to satisfy judgments or arbitration awards. Pursuant to the class action lawsuit settlement we announced in November 2001, certain members of the class will receive, and certain members of the class may elect to receive, shares of our common stock in lieu of cash payments they would otherwise receive under the settlement. However, neither the class action settlement or other matters pursuant to which we may issue common stock are yet final and the number of shares to be issued, if any, cannot be determined at this time. We will update any information with respect to issuances of securities by means of a prospectus supplement. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery requirements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of the securities, underwriters may receive compensation from us, or purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the purchasers of securities, and any profit on their resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any person deemed to be an underwriter and will describe the compensation they receive from us in a prospectus supplement.

      Debt securities, when first issued, will have no established trading market. If we sell debt securities to or through any underwriters or agents for public offering and sale, they may make a market in those debt securities. This may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. However, the underwriters or agents will not be obligated to make a market in our securities and may discontinue any market making at any time without notice. There can be no assurance as to the liquidity of any market that may develop for the debt securities.

      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of securities that could entitle them to indemnification by us against or contribution from us toward certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

Delayed delivery arrangement

      If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not be responsible for the validity or performance of those contracts.

VALIDITY OF SECURITIES

      The validity of the securities has been passed upon for us by Baker Botts L.L.P., and certain legal matters will be passed upon for any agents, dealers or underwriters, by counsel named in the applicable prospectus supplement.

EXPERTS

      The audited consolidated financial statements as of December 31, 1999, 2000 and 2001 and the three year period ended December 31, 2001 appearing in Waste Management’s Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Arthur Andersen has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their report in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.